Exhibit 99.1

Pernix Group, Inc. Announces Annual 2014 Financial Results

Results Reflect Improved Gross Margin, Cash Flow, Backlog and Revenue Diversification

LOMBARD, IL — March 20, 2015 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the years ended December 31, 2014 and 2013.

Financial Highlights — All figures are in U.S. dollars; comparisons of performance are made between 2014 and 2013 unless otherwise specified.

Revenue and Backlog

•                  Total revenue of $85.3 million

•                  Construction revenue of $78.6 million

•                  Power Generation revenue increased 13%

•                  Revenue generated from ten contracts, a 67% increase in the number of revenue generating projects

•                  Continued diversification of customer base and project profiles domestically and abroad

•                  Backlog of $21.5 million, an decrease of 42% since December 31, 2013

•                  $62.9 million of new business in 2014, an increase of 70% over the prior year

Operating Results

•                  Gross profit increased 93%, driven by higher margins on construction projects

•                  Compensation expense increased $3.0 million as the Company hired key Construction and Power personnel in anticipation of continued portfolio expansion

Liquidity and Balance Sheet

•                  Cash and cash equivalents decreased 43% to $11.2 million

•                  The Company remains debt free

Financial Review

The Company generated consolidated revenue during 2014 of $85.3 million, as compared to $73.8 million in 2013. Construction revenues in 2014 relate to ten construction contracts for six customers while construction revenue related to six contracts for two customers in 2013. Construction revenue increased $10.8 million or 15.9% to $78.6 million in 2014, from $67.8 million in 2013. The increase was primarily attributable to $46.1 million of revenue increases associated with three new contracts awarded in 2014. Power generation revenue increased $0.8 million, or 13.3% to $6.6 million in 2014 compared to $5.8 million in the prior year. The increase primarily reflects the higher use of plant generated diesel power in Fiji due to lower water power, which is an alternate power source in Fiji.

Gross profit increased by $6.7 million (93.3%) to $13.9 million for 2014 as compared to $7.2 million for the prior year, due primarily to improved results through project cost savings in the construction segment. The increase in the construction segment gross profit reflects the substantial completion of the Sather and Baku projects which are 98.7% and 89.5% complete, coupled with higher margin projects that were awarded at the end of 2013. Power segment margin was slightly lower reflecting higher planned maintenance expenses that more than offset higher power generation fees for 2014 compared to 2013.

Net loss attributable to Pernix common shareholders was ($1.8) million and ($4.7) million in 2014 and 2013, respectively. The decrease in net loss most significantly relates to the $4.9 million deferred income tax expense related to management’s third quarter 2013 decision to record an increase in the valuation allowance on deferred tax assets. In 2014 the increase in gross profit as discussed above was offset by the increase in operating expenses due to the Company trying to grow and expand its business operations through new contract awards and potential acquisitions.

Nidal Zayed, President and CEO of Pernix Group, Inc. said “2014 was a transitional year for Pernix Group, as we focused on building our senior leadership and business development teams and achieving outstanding performance in the field. We are pleased with our accomplishments in these areas, and they are already yielding results as the Company has won new business thus far in 2015 totaling $15.8 million in both segments of our business. These developments fuel our excitement about the Company’s potential, both near and long-term. We are keenly focused on successful execution of our construction awards, formation of new joint ventures, and consistent pre-qualifications for major US government contracts expected to be awarded in 2015. Our power business also continues to perform well, providing diversification and consistency of operating income, as well as significant expansion opportunities, both domestically and abroad.”

The Company filed its Form 10-K with the Securities and Exchange Commission on March 20, 2015, which incorporates its audited financial statements and notes thereto for the years ended December 31, 2014 and 2013.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor primarily in the federal government and private commercial markets; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Patrick J. Gainer

Chief Financial Officer

Pernix Group, Inc.

Tel: (630) 620-4787

pgainer@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com